                                                                    EXHIBIT 21.1




                        SUBSIDIARIES OF THE REGISTRANTS



                                                                  STATE OF
         DESCRIPTION                                            INCORPORATION
         -----------                                            -------------
Subsidiary of American Pad & Paper Company
  (Registrant)
  WR Acquisition, Inc.                                              Delaware

Subsidiary of WR Acquisition, Inc. (not a Registrant)
  American Pad & Paper Company of Delaware, Inc.                    Delaware

Subsidiaries of American Pad & Paper Company of
  Delaware, Inc.                                                    Delaware

  Shade/Allied, Inc.                                                Wisconsin
  Notepad Funding Corporation                                       Delaware